EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Walter M. Pressey

President & CFO

(617) 912-1921

Kate Rajeck
Investor Relations
(617) 912-4380
www.bostonprivate.com

BOSTON PRIVATE COMPLETES ACQUISITION
OF FIRST STATE BANCORP

Boston, MA, February 17, 2004 – Boston Private Financial Holdings, Inc. (Nasdaq: BPFH) today announced that it has completed the acquisition of First State Bancorp (OTC BB: FCAL.OB), the holding company of First State Bank of California (FSB), a $188 million asset commercial bank located in Los Angeles County.  Founded in 1983, First State Bank of California is headquartered in Granada Hills with an office in Burbank and a loan production office in Rancho Cucamonga, California.

The transaction is valued at $27.5 million, or $18.93 per share, with 85% payable in shares of Boston Private common stock and the remaining 15% payable in cash.  Each share of First State common stock will be converted into a combination of approximately $2.84 in cash and 0.6757 shares of Boston Private common stock based on an exchange ratio which values Boston Private Stock at $23.81 per share (based on the thirty day average closing price of Boston Private’s stock which exceeds the $23.81 maximum pursuant to a 15% collar.)  Boston Private will issue approximately 886,000 shares of common stock.  Boston Private expects the transaction to be immediately accretive to GAAP and cash earnings.

Timothy L. Vaill, Boston Private’s Chairman and CEO, said, “We are pleased to be entering the Southern California marketplace this year through our acquisition of First State Bank of California, a very profitable banking platform.  In line with our strategy, we plan to extend the breadth of our wealth management core capabilities in Southern California by adding financial planning and investment management expertise, as we have done in New England and Northern California. First State has a strong team, and I want to warmly welcome Rich Taylor, FSB’s CEO, and his colleagues to the Boston Private family.”

About Boston Private Financial Holdings

Established in 1987, Boston Private Financial Holdings offers a full range of wealth management services to successful people, their families, their businesses, and to selected institutions.  Boston Private’s assets include ten affiliate companies located in New England, Northern California, Southern California, the Pacific Northwest and New York, offering private banking, financial planning, and investment management services to its domestic and international clientele. These affiliates include: in New England, Boston Private Bank & Trust Company, Westfield Capital Management Company, RINET Company, and Boston Private Value Investors; in Northern California, Sand Hill Advisors, Borel Private Bank & Trust Company, and Bingham, Osborn and Scarborough; in Southern California, First State Bank of California, in the Pacific Northwest, Coldstream Capital Management, based in Bellevue, Washington, and in New York, Dalton, Greiner Hartman Maher & Co., LLC.  Boston Private affiliates manage approximately $15.3 billion in client assets, and have balance sheet assets of approximately $2.4 billion.  It is a member of the Standard & Poor’s 600 Index and is included on the Nasdaq Financial-100 Index®.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the transaction to Boston Private, including future financial and operating results, enhanced revenues that may be realized from the transaction, the accretive effect of the transaction on Boston Private’s financial results, and Boston Private’s performance goals for First State Bank of California; (ii) statements with respect to Boston Private’s strategy, initiatives, plans, objectives, expectations, and intentions; (iii) statements regarding future operations, market position or prospects of either Boston Private or First State Bank of California; (iv) statements regarding potential product development; and (v) other statements identified by words such as “will,” “continues,” “increases,” “expand,” “grow,” “opportunity,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “target,” and similar expressions.  These statements are based upon the current beliefs and expectations of Boston Private’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (1) the expected benefits to Boston Private’s wealth management initiatives may not be realized or may be realized more slowly than expected; (2) the risk that the business of First State Bank of California will not be integrated successfully with Boston Private’s or such integration may be more difficult, time-consuming or costly than expected; (3) expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame; (4) competitive pressures among investment management companies may increase significantly and have an effect on pricing, spending, product offerings, third-party relationships, revenues and Boston Private’s and First State Bank of California’s abilities to attract and retain clients; (5) the strength of the United States economy in general and specifically the strength of the New England, California, New York and other economies in which Boston Private and First State Bank of California will be operating may be different than expected resulting in, among other things, a deterioration in borrowers’ ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses, and reduced demand for wealth management services; and (6) adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on the Boston Private’s and First State Bank of California’s asset management activities and fees from such activities.  Additional factors that could cause Boston Private’s results to differ materially from those described in the forward-looking statements can be found in Boston Private’s other press releases and Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.  Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.